                              DEPOSIT PURCHASE AGREEMENT

                                       BETWEEN

                               SOUTHERN CALIFORNIA BANK

                                         AND

                                      HOME BANK

                                  PURCHASE AGREEMENT

                                  TABLE OF CONTENTS

                                                                           Page


1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

    1.1  Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2  Assumed Obligations . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.3  Branch Office . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.4  Closing Statement . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.5  Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.6  Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.7  Other Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.8  Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.9  Overdraft Loans . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.10 Payment Amount. . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.11 Premium Amount. . . . . . . . . . . . . . . . . . . . . . . . . . .  2

2.  Transfer of Assets and Assumption of Liability . . . . . . . . . . . . .  2

    2.1  Transfer of Assets. . . . . . . . . . . . . . . . . . . . . . . . .  2
    2.2  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . .  2
    2.3  Items in Transit. . . . . . . . . . . . . . . . . . . . . . . . . .  2
    2.4  Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . .  2
    2.5  Pledged Deposits. . . . . . . . . . . . . . . . . . . . . . . . . .  3
    2.6  Issuance of Account Statements. . . . . . . . . . . . . . . . . . .  3
    2.7  Retention of Other Assets and Other Liabilities . . . . . . . . . .  3

3.  Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

    3.1  Payment by Seller . . . . . . . . . . . . . . . . . . . . . . . . .  3
    3.2  Adjustments in Payment Amount . . . . . . . . . . . . . . . . . . .  3

4.  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

5.  Conditions Precedent to the Obligations of the Parties . . . . . . . . .  3

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                                                                            Page

    5.1  Conditions Precedent to the Obligations of the Buyer and Seller . .   3

         5.1.1  Shareholder Approvals. . . . . . . . . . . . . . . . . . . .   4
         5.1.2  Regulatory Approvals . . . . . . . . . . . . . . . . . . . .   4
         5.1.3  Absence of Litigation. . . . . . . . . . . . . . . . . . . .   4

    5.2  Conditions Precedent to Obligations of Buyer. . . . . . . . . . . .   4

         5.2.1  Documents. . . . . . . . . . . . . . . . . . . . . . . . . .   4
         5.2.2  Representations and Warranties . . . . . . . . . . . . . . .   4
         5.2.3  Conduct of Business. . . . . . . . . . . . . . . . . . . . .   5
         5.2.4  Legal Matters. . . . . . . . . . . . . . . . . . . . . . . .   5

    5.3  Conditions Precedent to Obligations of Seller . . . . . . . . . . .   5

         5.3.1  Documents. . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.3.2  Representations and Warranties . . . . . . . . . . . . . . .   5
         5.3.3  Covenants of Buyer . . . . . . . . . . . . . . . . . . . . .   5
         5.3.4  Legal Matters. . . . . . . . . . . . . . . . . . . . . . . .   5

6.  Agreements of Seller . . . . . . . . . . . . . . . . . . . . . . . . . .   5

    6.1  Access to Records and Information . . . . . . . . . . . . . . . . .   5
    6.2  Assistance in Obtaining Regulatory Approvals. . . . . . . . . . . .   6
    6.3  Further Assistance. . . . . . . . . . . . . . . . . . . . . . . . .   6
    6.4  Corporate Consents. . . . . . . . . . . . . . . . . . . . . . . . .   6

7.  Agreements of Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . .   6

    7.1  Efforts to Obtain Regulatory Approval . . . . . . . . . . . . . . .   6
    7.2  Performance of Liabilities. . . . . . . . . . . . . . . . . . . . .   6
    7.3  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .   6
    7.4  Corporate Consents and Documents. . . . . . . . . . . . . . . . . .   7
    7.5  Selection of Overdraft Loans. . . . . . . . . . . . . . . . . . . .   7

8.  Warranties and Representations of Seller . . . . . . . . . . . . . . . .   7

    8.1  Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    8.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    8.3  Closing Statement . . . . . . . . . . . . . . . . . . . . . . . . .   7

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                                                                            Page

    8.4  Finders or Brokers. . . . . . . . . . . . . . . . . . . . . . . . .   7
    8.5  Compliance with Instruments . . . . . . . . . . . . . . . . . . . .   8
    8.6  The Overdraft Loans . . . . . . . . . . . . . . . . . . . . . . . .   8
    8.7  The Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

9.  Warranties and Representations of Buyer. . . . . . . . . . . . . . . . .   8

    9.1  Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    9.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    9.3  Finders or Brokers. . . . . . . . . . . . . . . . . . . . . . . . .   9
    9.4  Governmental Notices. . . . . . . . . . . . . . . . . . . . . . . .   9
    9.5  Compliance with Instruments . . . . . . . . . . . . . . . . . . . .   9

10. Disclaimers and other Special Provisions . . . . . . . . . . . . . . . .   9

    10.1 Fiduciary Accounts. . . . . . . . . . . . . . . . . . . . . . . . .   9
    10.2 Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    10.3 Payment of Certain Interest . . . . . . . . . . . . . . . . . . . .  10
    10.4 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    10.5 Tax Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    10.6 Interest Reporting. . . . . . . . . . . . . . . . . . . . . . . . .  11
    10.7 Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    10.8 Post-Closing Reconciliation . . . . . . . . . . . . . . . . . . . .  11
    10.9 Requests for Documents after Closing. . . . . . . . . . . . . . . .  13

11. Survival of Representations and Warranties . . . . . . . . . . . . . . .  13

12. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

    12.1 Termination Agreement . . . . . . . . . . . . . . . . . . . . . . .  13
    12.2 Immaterial Breach . . . . . . . . . . . . . . . . . . . . . . . . .  14
    12.3 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .  14
    12.4 Waiver of Right to Terminate. . . . . . . . . . . . . . . . . . . .  14

13. Effect on Third Parties. . . . . . . . . . . . . . . . . . . . . . . . .  14

14. Delayed Settlements. . . . . . . . . . . . . . . . . . . . . . . . . . .  15

    14.1 Final Settlement. . . . . . . . . . . . . . . . . . . . . . . . . .  15
    14.2 Payment and Interest. . . . . . . . . . . . . . . . . . . . . . . .  15

                                                                            Page

15. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

    15.1 Confidentiality and Publicity . . . . . . . . . . . . . . . . . . .  15
    15.2 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    15.3 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    15.4 Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . .  16
    15.5 Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . .  17
    15.6 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    15.7 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    15.8 Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    15.9 Attorneys Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    15.10  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  17


                                                                                Current or
                                                    # of        Avg. Acct.      Transfer        Estimated
            Description                            Accounts       Balance        Balance        Runoff
- ---------------------------------------------------------------------------------------------------------
Personal DDA Non-Interest Bearing                                                                25.00%
- ---------------------------------------------------------------------------------------------------------
Personal DDA Interest Bearing                                                                    25.00%
- ---------------------------------------------------------------------------------------------------------
Personal DDA - Non-IBA Seniors Account                                                           25.00%
- ---------------------------------------------------------------------------------------------------------
Personal DDA - IBA Seniors Account                                                               25.00%
- ---------------------------------------------------------------------------------------------------------
Business DDA Non-Interest Bearing                                                                40.00%
- ---------------------------------------------------------------------------------------------------------
Business DDA Interest Bearing                                                                    40.00%
- ---------------------------------------------------------------------------------------------------------
Bancontrol Accounts                                                                             100.00%
- ---------------------------------------------------------------------------------------------------------
Credit Union Accounts                                                                           100.00%
- ---------------------------------------------------------------------------------------------------------
                                                                                $
- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------
Personal Savings                                                                                 25.00%
- ---------------------------------------------------------------------------------------------------------
Business Savings                                                                                 40.00%
- ---------------------------------------------------------------------------------------------------------
Individual Retirement Accounts                                                                   25.00%
- ---------------------------------------------------------------------------------------------------------
                                                                                $
- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------

                                                                                $
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------




                                                    Net
                                                 Retainable     Current Est.      Premium       Premium
            Description                            Deposits       Yld/Cost        Rate           Payable
- ---------------------------------------------------------------------------------------------------------
Personal DDA Non-Interest Bearing                 $                              2.00%         $
- ---------------------------------------------------------------------------------------------------------
Personal DDA Interest Bearing                     $                              1.75%         $
- ---------------------------------------------------------------------------------------------------------
Personal DDA - Non-IBA Seniors Account            $                              2.00%         $
- ---------------------------------------------------------------------------------------------------------
Personal DDA - IBA Seniors Account                $                              2.00%         $
- ---------------------------------------------------------------------------------------------------------

Business DDA Non-Interest Bearing                 $                              2.00%         $
- ---------------------------------------------------------------------------------------------------------
Business DDA Interest Bearing                     $                              1.75%         $
- ---------------------------------------------------------------------------------------------------------
Bancontrol Accounts                               $                              1.00%         $
- ---------------------------------------------------------------------------------------------------------
Credit Union Accounts                             $                              2.00%         $
- ---------------------------------------------------------------------------------------------------------
                                                  $                                            $
- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------
Personal Savings                                  $                              1.75%         $
- ---------------------------------------------------------------------------------------------------------
Business Savings                                  $                              1.75%         $
- ---------------------------------------------------------------------------------------------------------
Individual Retirement Accounts                    $                              1.00%         $
- ---------------------------------------------------------------------------------------------------------
                                                  $                                            $
- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------
                                                  $                                            $
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------


                              DEPOSIT PURCHASE AGREEMENT

         THIS AGREEMENT is made as of the 10th day of October, 1995, by and between SOUTHERN CALIFORNIA BANK, a California banking corporation (hereinafter referred to as "Seller"), and HOME BANK, a California banking corporation (hereinafter called "Buyer").

         1.   DEFINITIONS:

              1.1 AGREEMENT. "Agreement" means this Deposit Purchase Agreement, as amended from time to time.

              1.2 ASSUMED OBLIGATIONS. "Assumed Obligations" means any obligations of the Branch Office specifically identified in writing by Buyer as being assumed by Buyer on and after the Closing.

              1.3 BRANCH OFFICE. "Branch" means the branch banking office of Seller located at 2501 Cherry Avenue, Signal Hill, California 90806-2037.

              1.4 CLOSING STATEMENT. "Closing Statement" means the Statement of Condition for the Branch Office and is prepared from Seller's books and records as of the end of the day prior to the Closing Date, provided, however, that the Closing Statement shall contain only those overdraft loans as are identified by Buyer as Overdraft Loans pursuant to Section 7.6. The information on the Closing Statement relating to the Deposits shall be consistent with the closing account statements prepared and issued pursuant to Section 2.6.

              1.5 CLOSING DATE. "Closing Date" means 12.01 a.m. on the date when the purchase and sale described in this Agreement is consummated. The Closing Date shall be on a date mutually agreed upon by the parties hereto and which occurs following receipt of the approvals required under Section 5.1, and each of its applicable subparts, of this Agreement; PROVIDED, however, the Closing Date shall not in any event occur prior to the lapse of all legally required waiting or protest periods.

              1.6 DEPOSITS. "Deposits" means all liabilities of Seller carried on the books of the Branch Office identified as deposits in the Closing Statement.

              1.7 OTHER ASSETS. "Other Assets" means all assets identified in the Closing Statement other than Overdraft Loans.

              1.8 OTHER LIABILITIES. "Other Liabilities" means all liabilities and obligations of the Branch Office other than Deposits and Assumed Liabilities.

              1.9 OVERDRAFT LOANS. "Overdraft Loans" means those loans of the Branch Office representing advances or commitments to advance to cover overdrafts on a Deposit which are identified on the Closing Statement.

              1.10 PAYMENT AMOUNT. "Payment Amount" means the aggregate book value of the Deposits [plus accrued interest] less the par value of the Overdraft Loans, less the Premium Amount (as defined below).

              1.11 PREMIUM AMOUNT. "Premium Amount" means the dollar amount of deposit premium as calculated by multiplying the premium rates by net retainable deposits (actual deposits on Closing Statement, less Estimated Runoff), as computed in accordance with Exhibit A hereto.

         2.   TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITY.

              2.1 TRANSFER OF ASSETS. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, assign and deliver the Overdraft Loans and all documents and instruments relating thereto to Buyer, Buyer agrees to purchase, acquire and accept the same from Seller.

              2.2 BOOKS AND RECORDS. On the Closing Date, Buyer shall receive possession of, and right, title and interest in: (i) all books and records relating to the Overdraft Loans and (ii) all books and records identified on Exhibit B with respect to the Deposits and Assumed Obligations. All such books and records shall be open for inspection by Seller and its authorized agents and representatives during regular business hours after the Closing Date and Seller may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable. All books and records relating to the Overdraft Loans, Deposits and Assumed Obligations shall be maintained for a period which is at least the longer of the period required by law or the third anniversary of the Closing Date unless the parties shall, applicable law permitting, agree upon a shorter period.

              2.3 ITEMS IN TRANSIT. Buyer shall obtain the benefit of and shall bear the risk of all items relating to the Deposits which are in the original process of collection as of the end of the day prior to the Closing Date provided that Seller shall reimburse Buyer for any such item where Buyer suffers a loss due to Seller's failure to adhere to applicable law and its own policies and procedures in collecting such item.

              2.4 ASSUMPTION OF LIABILITIES. From and after the Closing Date, Buyer shall assume, defend, pay, perform, and discharge the Deposits and the Assumed Obligations.

              2.5 PLEDGED DEPOSITS. No later than 60 days prior to the Closing Date Seller shall identify in writing to Buyer any Deposits in which Seller or a third party claims a security interest (a "Pledged Deposit"). At the time the Buyer assumes the Liabilities, Seller shall deliver to Buyer copies of any notices received by Seller pursuant to Section 9302(1)(g)(ii) of the Uniform Commercial Code of California with respect to any Pledged Deposits. Buyer shall then treat the Pledged Deposits so identified to it in accordance with its obligations under the Uniform Commercial Code of California.

              2.6 ISSUANCE OF ACCOUNT STATEMENTS. On and as of the Closing Date, Seller shall prepare and issue to each customer with respect to each Deposit a closing account statement setting forth the status of such Deposit and all transactions related thereto occurring on or prior to the Closing Date.

              2.7 RETENTION OF OTHER ASSETS AND OTHER LIABILITIES. On and after the Closing, Seller shall retain and shall not transfer the Other Assets and Other Liabilities.

         3.   CONSIDERATION

              3.1 PAYMENT BY SELLER. Seller shall pay to Buyer on the Closing Date in immediately available funds an amount equal to the Payment Amount.

              3.2 ADJUSTMENTS IN PAYMENT AMOUNT. Any prorations or adjustments to the Payment Amount which are made from and after the Closing Date shall be paid, subject to Section 14 of this Agreement, by the party obligated therefor upon demand of the party entitled thereto in immediately available funds.

         4.   CLOSING.

         The closing of the purchase and sale of the Assets and the assumption of the Liabilities (the "Closing") described in this Agreement shall take place as of the Closing Date. All responsibility and risk relating to the Overdraft Loans, Deposits and Assumed Obligations and all business conducted at the Branch Office from and after the Closing Date shall be for Buyer's account and risk.

         5.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.

              5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER AND SELLER. The obligations of Buyer and Seller are subject to the fulfillment at or prior to the Closing Date of each of the following conditions precedent:

                   5.1.1 SHAREHOLDER APPROVALS. The Agreement shall have beer approved by the shareholder of Buyer for its approval, as provided under Section 2052 of the California Financial Code, which approval shall be in conformance with all appropriate legal requirements.

                   5.1.2 REGULATORY APPROVALS. All required licenses, approvals and consents of the California Superintendent of Banks, the Federal Deposit Insurance Corporation, any other federal regulatory agencies and any other relevant California agencies shall have been obtained and shall be in full force and effect, all waiting periods prescribed by applicable law or regulation shall have expired, and none of such authorizations, consents, orders, approvals or licenses shall contain conditions which in the good faith and reasonable judgment of Seller are materially burdensome to it, or which in the good faith and reasonable judgment of Buyer are materially burdensome to it, and all necessary conditions of such licenses, approvals and consents shall have been fully satisfied.

                   5.1.3 ABSENCE OF LITIGATION. No action or proceeding instituted by a non-party to this Agreement to prevent the consummation of the transactions covered and contemplated by this Agreement shall be pending as of the end of the day prior to the Closing Date .


              5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer are subject to fulfillment at or prior to the Closing Date of each of the following conditions precedent but compliance with or occurrence of any one or more of such conditions precedent may be waived in writing by
Buyer:

                   5.2.1  DOCUMENTS.  Seller shall have delivered to Buyer:

                        (i) Copies, certified as of the date prior to the Closing Date by the secretary of Seller, of resolutions of Seller's Board of Directors authorizing execution and delivery of this Agreement and the other documents contemplated hereby, certifying that such authorization and approval remains unmodified and in full force and effect;

                        (ii) Such deeds, bills of sale, assignments, and other instruments and documents as counsel for Buyer, if any, may reasonably require as necessary for (A) conveying to Buyer pursuant to this Agreement good and marketable title to the Overdraft Loans an (B) evidencing assumption of the Deposits and Assumed Obligations.

                   5.2.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller set forth in Section 8 of this Agreement shall be true and correct in alI material respects as of the end of the day prior to the Closing Date.

                   5.2.3 CONDUCT OF BUSINESS. Seller shall have fully performed the covenants contained in section 6 of this Agreement.

                   5.2.4 LEGAL MATTERS. The validity of all transactions specified herein to be performed by Seller, as well as the form and substance of all documents to be delivered b, Seller hereunder shall be subject to the approval, to be reasonably exercised, of counsel for Buyer .

              5.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller are subject to fulfillment at or prior to the Closing Date of each of the following conditions precedent but compliance with or occurrence of any one or more of such conditions precedent may be waived in writing by
Seller:

                   5.3.1  DOCUMENTS.  Buyer shall have delivered to the Seller:

                        (i) Copies, certified as of the date prior to the Closing Date by the secretary of Buyer, of resolutions of Buyer's Board of Directors authorizing execution and delivery of this Agreement and the other documents contemplated hereby, and resolutions of Buyer's shareholder, approving this Agreement, in each case certifying that such authorization and approval remains unmodified and in full force and effect;

                   5.3.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Section 9 of this Agreement shall be true and correct in all material respects as of the end of the day prior to the Closing Date.

                   5.3.3 COVENANTS OF BUYER. Buyer shall have fully performed the covenants contained in Section 7 of this Agreement.

                   5.3.4 LEGAL MATTERS. The validity of all transactions herein contemplated to be performed by Buyer as well as the substance of all documents to be delivered by Buyer hereunder shall be subject to the approval, to be reasonably exercised, of counsel to Seller.

         6.   AGREEMENTS OF SELLER.

              6.1 ACCESS TO RECORDS AND INFORMATION. Between the date of this Agreement and the day prior to the Closing Date,

Seller shall afford to Buyer and its authorized agents and representatives, during times mutually agreed upon by the parties, reasonable access to records, loan files and other information within Seller's possession relating to the Branch Office and the assets to be purchased and liabilities to be assumed by Buyer pursuant to the terms of this Agreement, and the opportunity to update any such investigation at such intervals as the Buyer shall deem appropriate.

              6.2 ASSISTANCE IN OBTAINING REGULATORY APPROVALS. Seller agrees to us all reasonable efforts to assist Buyer in obtaining the regulatory approvals referred to in Section 5.1.2 of this Agreement, and Seller will provide to Buyer or to the appropriate regulatory authorities all information required to be submitted by Seller in connection with such approvals.

              6.3 FURTHER ASSISTANCE. On and after the Closing Date, Seller shall (i) execute, acknowledge and deliver all such bills of sale, deeds, acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively vest in Buyer the full legal and equitable title to the Overdraft Loans, and (ii) use its best efforts to assist Buyer in the assumption by Buyer of the Deposits and Assumed Obligations.

              6.4 CORPORATE CONSENTS. Seller shall use its best efforts to obtain all necessary corporate consents. Subject to Sections 5.1.1 and 5.1.2, Seller shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby and shall furnish to Buyer at the Closing the documents described in Section 5.2.1 of this Agreement.

         7.   AGREEMENTS OF BUYER.

              7.1 EFFORTS TO OBTAIN REGULATORY APPROVAL. Buyer agrees to use all reasonable efforts to obtain as promptly as possible the regulatory approvals referred to in Section 5.1.2 of this Agreement which must be obtained by Buyer. Buyer shall specifically be responsible for making application to obtain the requisite approvals from the California Superintendent of Banks and the Federal Deposit Insurance Corporation.

              7.2 PERFORMANCE OF LIABILITIES. From and after the Closing Date, Buyer shall fully perform, pay and discharge all of the Deposits and the Assumed Obligations and shall protect the rights of depositors and creditors of the Branch Office in the same manner and to the same extent as if Buyer had itself incurred such liabilities.

              7.3 FURTHER ASSURANCES. On and after the Closing Date, Buyer shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take any further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining under the Liabilities assumed by Buyer.

              7.4 CORPORATE CONSENTS AND DOCUMENTS. Buyer shall use its best effort to obtain all necessary corporate consents. Subject to Sections 5.1.1 and 5.1.2, Buyer shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby and shall furnish to Seller at the Closing the documents described in Section 5.3.1 of this Agreement.

              7.5 SELECTION OF OVERDRAFT LOANS. Not less than 10 days prior to the Closing Date, Buyer shall review the overdraft loans held by Seller at the Branch Office and, based upon such review, shall select the Overdraft Loans and shall provide to Buyer written notice of such selection. Seller shall include only such Overdraft Loans as are selected by Seller on the Closing Statement.

         8.   WARRANTIES AND REPRESENTATIONS OF SELLER.

         Seller represents and warrants to Buyer as of the date hereof:

              8.1 ORGANIZATION. Seller is a corporation duly organized and validly existing under the laws of the state of California, with full power and authority to exercise its corporate powers, rights and privileges and to conduct a commercial banking business at the Branch Office as is now conducted by it.

              8.2 AUTHORITY. The execution and delivery of this Agreement by Seller have been duly authorized by its Board of Directors and no further corporate action will be or is necessary on the part of Seller to make this Agreement valid, binding and enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditor's rights generally.

              8.3 CLOSING STATEMENT. The Closing Statement or any other information based on the books and records of Seller used in making any calculations hereunder or otherwise furnished to Buyer in connection with this Agreement is and will be accurate and complete as of the dates thereof and will be prepared in a consistent manner and in the ordinary course of Seller's business.

              8.4 FINDERS OR BROKERS. Seller has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby. All negotiations relating to this Agreement have been conducted by Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against Buyer for any brokerage commission or other like payment.

              8.5 COMPLIANCE WITH INSTRUMENTS. The performance of this Agreement by Seller will not violate or result in a breach of any of the terms or conditions of, or constitute a default under, Seller's Articles of Incorporation or its bylaws, or any law or any contract, agreement, note, bond, license or other instrument or obligation to which Seller is a party or by which any of its properties are bound or affected or violate any rule or regulation of any administrative agency, or order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Seller.

              8.6 THE OVERDRAFT LOANS. The instruments and documents relating to the Overdraft Loans were obtained by Seller in the ordinary course of business and relate to actual loan transactions. Seller's books and records fairly reflect in all material aspects (subject to normal adjustments) the payment history and present balance as to each such loan, and none of the borrowers on such loans has notified Seller, nor is Seller aware, of an offset or defense to his obligation under said loan and Seller is not aware of any material adverse change in the financial condition or repayment ability of the borrowers under such Loans. None of the Overdraft Loans, on and as of the Closing Date, shall be in excess of 30 days delinquent. The obligor with respect to each Overdraft Loan is a depositor with respect to a Deposit.

              8.7 THE DEPOSITS. The books and records of Seller with respect to deposit; fairly reflect (subject to normal adjustments) the Deposits and the Deposits have been administered in all material respects in compliance with applicable law and regulations.

         9.   WARRANTIES AND REPRESENTATIONS OF BUYER.

         Buyer hereby represents and warrants to Seller as of the date hereof:

              9.1 ORGANIZATION. Buyer is a banking corporation duly organized and validly existing under the laws of the state of California with full power and authority to exercise its corporate powers, rights and privileges and to conduct a commercial banking business in the State of California.

              9.2 AUTHORITY. The execution and delivery of this Agreement by Buyer have been duly authorized by its Board of Directors and no further corporate action (other than the approval of this Agreement and the transaction contemplated herein by Buyer's shareholder) will be or is necessary to make this Agreement valid, binding and enforceable in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor's rights generally.

              9.3 FINDERS OR BROKERS. Buyer has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transaction contemplated hereby. All negotiations relating to this Agreement have been conducted by

Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against Seller for any brokerage commission or other like payment.

              9.4 GOVERNMENTAL NOTICES. Buyer has not received written notice from any federal or California governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

              9.5 COMPLIANCE WITH INSTRUMENTS. The performance of this Agreement by Buyer will not violate or result in the breach of any of the terms or conditions of, or constitute a default under, Buyer's Articles of Incorporation, its bylaws, or any contract, agreement, note, bond license, or other instrument or obligation to which Buyer is a party or by which any of its properties or assets are bound or affected, or violate any law, or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Buyer.

         10.  DISCLAIMERS AND OTHER SPECIAL PROVISIONS.

         Buyer and Seller understand and agree as follows:

              10.1 FIDUCIARY ACCOUNTS. No transfer of properties, assets, investments, agreements, rights or assumption of obligations under trusts, executorship, administrations, guardianships, agencies and other representative capacities of Seller in existence as of the end of the day prior to the Closing Date is contemplated or required by this Agreement, except for Individual Retirement Accounts and other trust accounts which are serviced by Seller's commercial banking business in the ordinary course of business.

              10.2 DEPOSITS. All transfers to Buyer of the Deposits are subject to the individual depositors' continuing rights to withdraw under
Section 2051 of the California Financial Code, and Seller makes no representation, warranty or agreement concerning the continuing maintenance of such deposits at the Branch office.

              10.3 PAYMENT OF CERTAIN INTEREST. From and after the Closing Date, Buyer shall pay all interest on the Deposits in accordance with the terms of the contracts applicable to such Deposits.

              10.4 INDEMNIFICATION.  Seller and Buyer (references in this
Section 10.4 to either party shall include its officers, directors, representatives, agents, employees, successors or assigns) each agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, suits, losses, damages, costs and expenses, including reasonable attorneys' fees, whether accrued, absolute, contingent or otherwise, or whether due or to become due (including, without limitation, liability for income taxes, excise taxes, state or local taxes or any other direct or indirect taxes due or to become due) ("Claim") which such other party may incur directly or indirectly as consequence of (i) such indemnifying party's failure to pay and perform (x) all liabilities and obligations incurred by it with respect to the Branch office which are not expressly assumed by the other party and (y) all liabilities and obligations incurred by the other party with respect to the Branch office which are expressly assumed by the indemnifying party; (ii) any acts, omissions or events occurring during the period in which the indemnifying party conducted the business of the Branch Office; (iii) any breach of any of the conditions or covenants made by either party hereto. Further, Seller shall indemnify Buyer from any Claim relating to (i) the return of an item accepted for deposit on or before the Closing Date to the extent that Seller would have otherwise been liable therefor had Seller retained the applicable Deposit; (ii) U. S. Treasury reclamation actions relating to items accepted for deposit on or before the Closing Date to the extent that Seller would have otherwise been liable therefor had Seller retained the applicable Deposit, and to the extent that there do not exist sufficient customer funds to repay such claim and (iii) any failure to report or misreporting of taxpayer identification numbers prior to the Closing Date. The amounts recoverable by either party with respect to any such claims against the other shall reflect, and such other party shall only be obligated to pay, the net amount of damages suffered by the other party entitled to recovery after giving effect to any insurance proceeds recoverable with respect to such matters. Each party shall select its own counsel, if any, and shall pay for the defense of the other party, including reasonable attorneys' fees and costs, with respect to any claim against which such paying party is obligated to indemnify such other party as provided in this
Section 10.4. If such other party chooses to have counsel of its own choosing in addition to that provided by the paying party, it may do so at its sole expense. Each party shall provide to the other written notice of any claim to which such other party's indemnity obligations hereunder do or may apply within sixty (60) business days after becoming aware of the existence of such claim.

              10.5 TAX REPORTING. Neither Buyer nor Seller will take a position with any federal, state or local taxing authority contrary to any of the terms or provisions of this Agreement.

              10.6 INTEREST REPORTING. Seller shall report from January 1, 1995 through the Closing Date, and Buyer shall report from the Closing Date and thereafter, all interest credited to, interest premiums paid on, interest withheld from, and early withdrawal penalties charged to, the Deposits. Such reports shall be made to the holders of the Deposit accounts and to the applicable federal and state taxing agencies.

              10.7 WITHHOLDING. Following the Closing Date, Seller shall deliver to Buyer (i) "B" notices (TINs do not match) and "C" notices (underreporting/IRS imposed withholding) received by it from the IRS regarding any of the accounts included within the Deposits, and (ii) all notices received from the IRS releasing withholding restrictions on any of the accounts included within the Deposits. Any amounts required by any governmental agency to be withheld from any of the accounts included within the Deposits (the "Withholding Obligations") or an penalties imposed by any governmental agency will be handled as follows:

                        (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due;

                        (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date shall be withheld and remitted by Buyer.

              10.8 POST-CLOSING RECONCILIATION.

                        (a) For a period of sixty (60) days following the Closing Date (the "Inclearing Period"), Seller shall continue to process checks or drafts, drawn on deposit accounts which are not intercepted by the applicable Federal Reserve Bank ("Federal Reserve"). During the Inclearing Period, Seller shall by 3:00 p.m. Pacific Time on the date of presentment make all of such checks or drafts available to Buyer's courier at Seller's data processing center located at 16420 Valley View Street, La Mirada, California along with a cash letter listing all such checks or drafts. By 3:00 p.m. Pacific Time [close of business] on each day of presentment during the Inclearing Period, Buyer shall credit Seller's due to correspondent account with the amount set forth in the cash letter less adjustments for all items presented to Buyer on that day. Upon expiration of the Inclearing Period, Seller shall cease honoring inclearing items presented against the Deposits and such items shall be returned marked "Refer to Maker".

                        (b) ACH TRANSACTIONS. Seller shall provide to Buyer no later than 30 days prior to the Closing Date, the customer name, customer account number, and the originator identification number for each automated clearinghouse ("ACH") entry for the Deposit accounts, and shall further provide, within two business days following the Closing Date, an updated list as of the close of business on the Closing Date. Following closing, Seller shall transmit to Buyer no later than 12:00 p.m. Pacific Time all information pertaining to ACH items affecting Deposit during each business day including claim number, suffix, if applicable, source name, trade identification, company identification, client name and account number and effective date. Seller will credit such finds to Buyer's due from account maintained with Seller. For a period of 60 days following the Closing Date, Seller agrees to continue to accept and immediately forward to Buyer all ACH entries and corresponding funds. Seller agrees to include the originator identification number, and Buyer agrees to immediately notify and instruct the originator of the

ACH to reroute the entries directly to Buyer. Buyer shall be responsible for processing and responding to any reclamation requests. Losses due to reclamation requests related to Deposits that are closed or have insufficient funds to cover a reclamation request will be absorbed by Seller if the reclamation is against a credit received on or prior to the Closing and by Buyer if against a credit received after closing. After the 60 day period, Seller may discontinue accepting and forwarding ACH entries and return them to the originators.

                        (c) RETURNED ITEMS. For a period of 60 days following the Closing Date, Seller shall make available no later than 3:00 p.m. Pacific Time to Buyer's courier a cash letter containing all returned items received on that business day. Buyer shall credit Seller's due to account maintained with Buyer by the close of business that day an amount equal to the cash letter for such returned items. Returned items are those items that are included within the Deposits transferred to Buyer but that are returned unpaid to Seller after the Closing Date. Buyer shall notify Seller by facsimile of any unacceptable returned items and Seller shall reimburse Buyer's due from account upon receipt of such unacceptable returned items.

              10.9 REQUESTS FOR DOCUMENTS AFTER CLOSING. For so long as Seller is required to maintain the books and records relating to the Deposits under
Section 2.2, Seller shall, at Buyer's request, provide research services relating to documentation retained by Seller in connection with requests for documents made on behalf of customers or by court order relating to litigation involving customers. Fees for documents produced at the request of customers shall be Seller's customary research fees in effect from time to time, provided fees for document research relating to State or Federal litigation shall not exceed those set forth in California Evidence Code Section 1563.

         11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All representations and warranties made under this Agreement by either party shall survive the Closing; PROVIDED, however, that from and after the Closing neither Buyer nor Seller shall have any liability for any misrepresentation or breach of warranty unless all losses, costs and damages which a party may incur by reason of misrepresentations or breaches of warranty of the other party shall exceed an aggregate of $5,000 in which event the party causing such losses, costs and damages shall be liable for the amount of the claims in excess of $5,000.

         12.  TERMINATION.

              12.1 TERMINATION AGREEMENT.   Except as is otherwise provided in
Section 12.3, this Agreement shall terminate and shall be of no further force or effect as between the parties hereto upon the occurrence of any of the following:

                        (i) Immediately upon the expiration of fifteen (15) days from the date that Seller has given notice to Buyer of a breach or default by Buyer in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder; PROVIDED, however, that no such termination shall be effective if, within such fifteen (15) day period, Buyer shall have substantially corrected and cured the grounds for termination as set forth in such notice of termination;

                        (ii) Immediately upon the expiration of fifteen (15) days from the date that Buyer has given notice to Seller of a breach or default by Seller in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder; PROVIDED, however, that no such termination shall be effective if, within such fifteen (15) day period, Seller shall have substantially corrected and cured the grounds for termination as set forth in such notice of termination;

                        (iii) Upon mutual agreement of the parties, if it appears unlikely that the regulatory approvals required in order to fulfill the conditions set forth in Section 5.l.2 of this Agreement will be obtained, or if the parties otherwise mutually agree to terminate this Agreement for any other reason;

                        (iv) Upon written notice by either party to the other party if the Closing has not occurred on or before December 31, 1995, unless such date is extended by the mutual agreement of the parties hereto.

              12.2 IMMATERIAL BREACH. Notwithstanding anything to the contrary contained herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by any other party hereto of any covenant, agreement, representation, warranty, duty or obligation hereunder.

              12.3 EFFECT OF TERMINATION. No termination of this Agreement under this Section 12 shall release, or be construed as so releasing, any party hereto from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, such party's material and bad faith breach, such party's default, breach or failure if performance of any of its warranties, representations, covenants, agreements, duties or obligations arising hereunder. No termination of this Agreement under this Section 12 or for any other reason shall terminate or release any party hereto from its obligations set forth in Sections 10.5, 15.1 or 15.2 of this Agreement.

              12.4 WAIVER OF RIGHT TO TERMINATE. Either Buyer or Seller may, at its written election, waive any of their respective rights to terminate this Agreement under the foregoing provisions of this Section 12, and the parties shall be deemed to have waived such rights from and after the Closing Date even though actual settlement may have been delayed pursuant to the provisions of Section 14.

         13.  EFFECT ON THIRD PARTIES.

         Except as otherwise provided by law, neither the rights of creditors and depositors of Seller nor any liability or obligation for payment of money nor any claim or cause of action against Seller shall be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons shall remain unimpaired; Buyer shall succeed to all such obligations and liabilities only to the extent included among the Liabilities as of the day prior to the Closing Date and shall be liable from then and thereafter to pay, discharge and perform all such debts and obligations of Seller assumed pursuant to this Agreement and in connection with the transaction contemplated hereunder in the same manner as if Buyer had itself incurred the debts or obligations, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith.

         14.  DELAYED SETTLEMENTS.

              14.1 FINAL SETTLEMENT. All claims by either party to this Agreement regarding the proper computation of the Payment Amount under this Agreement shall be submitted in writing to the other party within 90 days following the Closing Date, except for such claims a relate to Deposits which are credit card merchant accounts, for which such period shall be 180 days. No claim shall be valid and no Payment Amount adjustment shall be made with respect to any claim which is not submitted within such 90- or 180-day period, as applicable, whether or not such claims should or could have come to the attention of the claiming party prior to the expiration of such period of time. All claims submitted by the parties within the 90- or 180-day period shall be resolved by the mutual agreement of the parties (or by such other means as the parties may designate in writing at some future date) within nine months following the Closing Date. The parties agree to use their best efforts to resolve all claims by mutual agreement, and in this connection each party agrees that its representatives will be available at reasonable times to discuss and resolve any disputed matters. In the event such claim cannot be resolved within nine months following the Closing Date, the claiming party may commence or institute a legal action or proceeding to enforce such claim.

              14.2 PAYMENT AND INTEREST. Any amounts payable by one party to the other pursuant to Sections 14.1 and 14.2 shall be payable upon demand of the party entitled thereto in immediately available funds and shall bear interest (payable on demand in immediately available funds) from and after the Closing Date to the day of payment at a rate per annum (calculated for actual days elapsed on the basis of a 365-day year) equal to the rate for Fed Funds published in the Wall Street Journal Western Edition from time to time, which rate shall be adjusted from time to time as said Fed Funds' rate changes.

         15.  MISCELLANEOUS.

              15.1 CONFIDENTIALITY AND PUBLICITY. Except as contemplated by this Agreement or as is necessary to carry out the transaction contemplated hereby, all information or documents furnished by either party to the other party in connection with this Agreement, and not otherwise known to the other party or already in the public domain, shall be kept confidential, except as disclosure may be required to obtain the regulatory approvals contemplated herein. If for any reason this transaction is not consummated, each party shall return to the other all information and copies or originals of any documents or other materials furnished pursuant to this Agreement. The parties shall coordinate all publicity relating to this purchase and sale. No party shall issue any press release or other written public notice or make any public statement in connection with this Agreement or the transaction contemplated hereby without the prior written consent of the other party, or unless in the sole opinion of such party's legal counsel a press release or other written public notice or statement is required by applicable law or regulation.

              15.2 EXPENSES. Except as is otherwise provided in Sections 10.5 and 15.9 of this Agreement, whether the Closing takes place or whether this Agreement is terminated, each party shall pay its own costs and expenses imposed on or incurred by it in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys' fees, accounting fees, and other expenses.

              15.3 NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by United States mail, certified or registered, with return receipt requested, or otherwise actually delivered, as follows:

                             (i)  If to Seller, to:

                                  Southern California Bank
                                  P.O. Box 588
                                  16420 Valley View
                                  La Mirada, CA 90637

                                  Attn: Mr. Bruce Roat

                             (ii) If to Buyer, to:

                                  Home Bank
                                  2633 Cherry Avenue

                                  Signal Hill, California 90806

                                  Attn: Mr. Keith W. Barnes

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 15.3. Any notice, demand or other communication given pursuant to the provisions of this Section 15.3 shall be deemed to have been given on the date actually delivered or five (5) days following the date deposited in the United State mail, properly addressed, postage prepaid, as the case may be.

              15.4 SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and permitted assigns; PROVIDED, however, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other party.

              15.5 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

              15.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

              15.7 GOVERNING LAW. This Agreement is made and entered into in the Stat of California and the laws of that state shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

              15.8 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

              15.9 ATTORNEYS FEES. In the event either party to this Agreement brings an action or suit against the other party by reason of any breach of any covenant, agreement, representation, warranty or any other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to have and recover of and from the losing party, all costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including without limitation, legal fees and court costs (whether or not taxable as such).

              15.10 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day on this instrument and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the parties or their duly authorized agents. d year first above written.

                                  SELLER:

                                  SOUTHERN CALIFORNIA BANK



                                  By /s/
                                     -----------------------------------------
                                  Its EVP/COO
                                      ----------------------------------------



                                  BUYER:

                                  HOME BANK

                                  By /s/
                                     -----------------------------------------
                                  Its President
                                      ----------------------------------------

                                      EXHIBIT B


Account Transfer Agreements

Automated Clearing House Debit Authorizations

Check File Dividers with Specimen Signatures

Credit Card Merchant Processing Agreements

Final Hold Report

Final Stop Payment Report

Final Trial Balance

Hold Orders

Individual Retirement Plan Account Documents

New Account Legal Documentation:
    Articles of Incorporation
    Court Orders
    Fictitious Firm Name Filings
    Partnership Agreements
    Trust Agreements

Open Levies, Writs & Attachments

Pledged Account Agreements

Signature Cards

Stop Payment Orders

Telephone Transfer Authorizations

W-9 Taxpayer Identification Certification Forms

Wire Transfer Authorizations